Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 (No. 333-59486), as amended, of New York Community Bancorp, Inc. and to the incorporation by reference therein and in its Registration Statements on Form S-8 (Nos. 333-32881, 333-51998 and 333-66366) of our report dated August 11, 2000, with respect to the financial statements of Richmond County Financial Corp. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 2000, filed with the Securities and Exchange Commission, which is incorporated by reference in this Current Report on Form 8-K.


                                                      /s/ Ernst & Young LLP

New York, New York
August 15, 2001